UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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PENN Entertainment, Inc.

(Name of Registrant as Specified In Its Charter)

HG VORA CAPITAL MANAGEMENT, LLC

HG VORA SPECIAL OPPORTUNITIES MASTER FUND, LTD.

DOWNRIVER SERIES LP – SEGREGATED PORTFOLIO C

PARAG VORA

JOHNNY HARTNETT

CARLOS RUISANCHEZ

WILLIAM CLIFFORD
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 13, 2025, HG Vora Capital Management, LLC and certain of its affiliates, the beneficial owners of approximately 4.80% of the outstanding common stock of PENN Entertainment, Inc. (NASDAQ: PENN), issued the following press release:

HG Vora Files Definitive Proxy Materials and Sends Letter to PENN Entertainment, Inc. Shareholders

Highlights Years of Underperformance and Strategic Missteps

Believes Incumbent Directors Have Taken Self-Serving and Unlawful Actions Intended to Disenfranchise Shareholders

Urges Shareholders to Vote for HG Vora’s Nominees on the GOLD Proxy Card to Send a Clear Message to PENN’s Board that Genuine Change Is Needed

Launches www.WinAtPENN.com

NEW YORK – May 13, 2025 – HG Vora Capital Management, LLC (together with its affiliates, “HG Vora”) filed its definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with its nomination of candidates for election to the Board of Directors (the “Board”) of PENN Entertainment, Inc. (Nasdaq: PENN) (“PENN” or the “Company”) at the Company’s 2025 Annual Meeting of Shareholders (the “Annual Meeting”), which is scheduled to be held on June 17, 2025.

HG Vora today also sent a letter to PENN shareholders. The full text of the letter, as well as additional information regarding HG Vora’s director nominees, can be viewed online at www.WinAtPENN.com. The full text of the letter is below.

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May 13, 2025

Dear Fellow PENN Shareholders,

HG Vora Capital Management, LLC (together with its affiliates, “HG Vora,” “we” or “us”) is one of the largest shareholders of PENN Entertainment, Inc. (“PENN” or the “Company”). We are long-term shareholders and currently own approximately 4.8% of the Company’s outstanding shares.

PENN’s stock has underperformed those of its publicly traded gaming peers1 over the last two, three, four, five, six, seven, eight, nine and ten years, and during the tenure of the Company’s CEO and most of the independent directors.2 In our view, this is the direct result of an unsuccessful strategic shift that has been plagued by value-destructive deal-making, reckless capital allocation and poor execution. We believe PENN trades at a discount to its intrinsic value because its management team and Board of Directors (the “Board”) have lost credibility and investors fear further value destructive decisions.

Surprisingly, it seems that the Board thinks PENN’s performance has been laudable. In the Company’s proxy statement, for example, the Board claims that there has been a “substantial increase in shareholder value… over the last decade.”3 That is simply not true. PENN’s stock price has declined over the last ten years.4

Despite the Company’s severe and objective underperformance, the Board appears unwilling to accept responsibility for its failures. Instead, it has taken extraordinary measures to avoid accountability and disenfranchise shareholders. Among other tactics, the Company publicly advocated to a state gaming regulator that HG Vora not be permitted to nominate director candidates, and the Board subsequently threatened to invalidate our nomination notice to prevent us from nominating candidates.

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But perhaps the most brazen act of entrenchment was the Board’s last-minute move to reduce the number of directors up for election at the 2025 Annual Meeting of Shareholders (the “Annual Meeting”) from three to two, after we had properly nominated three director candidates. The Board did so just ten days after declaring to us there were three seats up for election. We believe this desperate maneuver not only deprives shareholders of their fundamental right to elect directors of their choosing but is also a violation of law and a breach of the Board’s fiduciary duties.

We believe shareholders should not tolerate such a manipulation of the electoral process, nor should they continue to accept PENN’s dismal performance. Shareholders deserve a Board that welcomes their input, is dedicated to serving their interests, is committed to holding management accountable and is open to all avenues for maximizing value.

Accordingly, we urge all PENN shareholders to vote “FOR” all three independent director candidates nominated by HG Vora using the GOLD Proxy Card. By using the GOLD Proxy Card, shareholders can express their disapproval of the incumbent Board.

PENN’s Strategy Has Destroyed Significant Shareholder Value

We invested in PENN because we believe it owns the best portfolio of geographically diverse regional casinos in the country and, prior to the distractions introduced by the current management team, had a track record of industry-leading efficiency in its core brick-and-mortar business. We were attracted to the consistency, predictability and steady growth of the core business as well as the potential upside opportunity from online casino gaming, an area in which we believe PENN is well positioned to succeed as a large scale omni-channel operator with a combination of the established Hollywood Casino brand and significant cross-sale opportunities from its large retail database.

However, under the leadership of its President and CEO, Jay Snowden, and Board Chair, David Handler, PENN has been pursuing a misguided transformation from a best-in-class regional casino operator to a sports, media and technology conglomerate. Unfortunately, this transformation has been characterized by massively overpaying for acquisitions and poor execution.

Since the beginning of 2020, PENN has invested heavily in online sports betting, committing more than $4.3 billion5  of shareholder capital — nearly double PENN’s entire equity market value today — to several value-destructive acquisitions and partnerships.6 Under the oversight of the Board and Mr. Handler — who purports to be an expert in gaming and technology M&A7 — PENN has executed a string of transactions that, in our view, stand among the worst in the industry’s history. PENN paid more than $2 billion for Score Media and Gaming, a small Canadian company that was generating less than $25 million in annual revenue,8 and more than $500 million for Barstool Sports,9 whose controversial brand and outspoken founder reportedly threatened PENN’s relationships with its gaming regulators, putting the entire PENN franchise at risk.10 PENN has also committed to paying Disney more than $2 billion for the right to the ESPN Bet trademark for ten years, 11 a sum that Disney’s CEO noted was substantially more than other suitors were willing to pay.12

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Despite this prolific spending, we believe that PENN’s online sports betting strategy has failed. Nearly two years after Mr. Snowden announced that the Company was targeting double-digit market share13 and a “podium position,”14 ESPN Bet is the 8th-ranked online sports betting platform in the U.S., with its market share hovering around 2%.15 Additionally, by nearly all relevant measures, the Company is less profitable and less valuable than it was before the Company embarked on its digital transformation. Earnings, Adjusted EBITDAR, return on invested capital and free cash flow have all declined over the last five years, while the Company’s share count and leverage have increased significantly.16

Nevertheless, the Board continues to insist that success is just around the corner, assuring shareholders that the digital business is nearing an “inflection point”17 and will turn profitable in 2026.18 Shareholders have heard these claims before. PENN also said that it expected its digital business to achieve profitability in 2021,19 2022,20 202321 and 2025.22 Why should shareholders trust that this time will be different when the strategy, management team and a majority of the Board members remain the same?

PENN’s Compensation Is Excessive and Misaligned with Shareholders

Even as the Company’s fundamental performance has deteriorated, management’s attempt to build a digital business has floundered, and most shareholders have seen the value of their investment decline substantially, PENN’s executives — especially Mr. Snowden — have been lavishly rewarded by the Board. While PENN’s market value has declined by approximately $11 billion since the beginning of 2021,23 Mr. Snowden has been paid more than $120 million.24

Despite PENN’s abysmal track record during his tenure, Mr. Snowden is now the second highest-paid CEO among his peers after the Company rewarded him with a greater than 70% increase to his target compensation in 2024.25 This increase in target compensation is particularly tone-deaf, in our view, given the fact that PENN’s stock price declined for the third consecutive year in 2023, underperforming the Company’s publicly traded gaming peers by nearly 30 percentage points.26 Institutional Shareholder Services — a leading independent proxy advisory firm — recognized this disconnect between pay and performance even before the massive increase in pay in 2024, assigning PENN a score of -100 on its “Relative Degree of Alignment” evaluation, the lowest possible score, with respect to PENN’s 2023 executive compensation.27

Genuine Change Is Urgently Needed at PENN

To ensure that the Company’s future does not look like the last five years under the leadership of Mr. Snowden and Mr. Handler, we believe genuine change is needed at PENN. But this change is unlikely to come from the very executives and directors that devised the current strategy, a strategy on which they claim to remain “laser focused.”28 Instead, in our view, PENN needs a Board that will ask tough questions, challenge the status quo and make difficult but necessary decisions about the Company and Board’s leadership.

PENN’s incumbent directors have seemingly refused to objectively evaluate PENN’s situation and have instead put up every roadblock possible to interfere with the election of three new highly qualified independent directors. Accordingly, for the first time in our firm’s history, we decided to take our case directly to shareholders.

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The Three Independent Candidates Can Help Enhance Oversight and Restore Accountability

We have nominated three candidates — William Clifford, Johnny Hartnett and Carlos Ruisanchez — who are independent of both the Company and HG Vora for election at the Annual Meeting. Each candidate has a track record of success in the gaming and hospitality industry, and we believe each will pursue all opportunities to deliver enhanced value to PENN shareholders.

PENN’s Board also seemingly recognizes that some change is inevitable and has therefore indicated that it intends to nominate two of our proposed candidates, Mr. Hartnett and Mr. Ruisanchez, at the Annual Meeting. While the anticipated election of Messrs. Hartnett and Ruisanchez is a step in the right direction, we believe PENN should welcome all three HG Vora-nominated candidates, including Mr. Clifford, to the Board.

Mr. Clifford has more than 30 years of experience delivering excellent returns for shareholders in the gaming industry, including 17 years as CFO of PENN and Gaming and Leisure Properties, the real estate investment trust that owns most of PENN’s real estate assets and that spun out of the Company in 2013. At PENN, he helped source, negotiate, execute and integrate more than a dozen acquisitions of gaming and hospitality assets.29 He is known as a “proven value creator”30 who, during his tenure at PENN, compounded shareholder returns at approximately 23% annually, nearly double the rate of PENN’s publicly traded gaming peers.31

We believe Mr. Clifford’s deep knowledge of PENN’s operations and expertise in M&A in the gaming industry make him particularly well-suited to challenge the Board and management to address its disappointing capital allocation track record and improve performance. In our view, that is precisely why PENN’s directors reduced the number of Board seats available at the Annual Meeting. We believe PENN’s directors do not want Mr. Clifford in the boardroom to scrutinize their dealmaking or question their strategy or leadership — even though that is exactly what is needed.

We believe that fair elections are the cornerstone of corporate democracy. We have therefore commenced litigation against the Company to ensure that shareholders have the opportunity to elect all three HG Vora-nominated candidates at the Annual Meeting.

Shareholders Should Vote the GOLD Proxy Card to Support Change at PENN

This election is about more than improving the Board’s composition; it is about catalyzing meaningful change at PENN. It is imperative that shareholders send a clear and unambiguous message that continued ineffective leadership, lack of accountability and entrenching actions will no longer be tolerated.

We strongly urge shareholders to vote the GOLD proxy card for the election of each of the three HG Vora-nominated candidates. By voting HG Vora’s GOLD proxy card — and not the Company’s proxy card — you can convey that the status quo is no longer acceptable, and that it is time for genuine change. Join us in voting for accountability, fresh thinking and a better future for PENN. Vote GOLD to Win at PENN.

Thank you for your support.

Sincerely,

Parag Vora

Portfolio Manager & Founder

HG Vora Capital Management, LLC

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VOTE THE GOLD PROXY CARD TODAY TO SEND A MESSAGE TO PENN THAT GENUINE CHANGE IS NEEDED.

If you have already voted using the Company’s proxy card, you have every right to change your vote by completing and mailing the enclosed GOLD proxy card in the pre-paid envelope or by voting via Internet by following the instructions on the GOLD proxy card.

Cautionary Statement Regarding Forward-Looking Statements

The information herein contains “forward-looking statements” that can be identified by the fact that they do not relate strictly to historical or current facts. Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “intends,” “estimates,” “projects,” “potential,” “targets,” “forecasts,” “seeks,” “could,” “should” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Forward-looking statements are subject to various risks and uncertainties and assumptions. There can be no assurance that any idea or assumption herein is, or will be proven, correct. If one or more of the risks or uncertainties materialize, or if HG Vora’s underlying assumptions prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements. Accordingly, forward-looking statements should not be regarded as a representation by HG Vora that the future plans, estimates or expectations contemplated will ever be achieved. The information herein does not constitute an offer to sell or solicitation of an offer to buy any of the securities described herein in any state to any person.

Certain Information Concerning the Participants

HG Vora and the other Participants (as defined below) filed a definitive proxy statement and accompanying gold universal proxy card with the SEC on May 12, 2025 to be used to solicit proxies for the election of its slate of director nominees at the 2025 annual meeting of shareholders (the “2025 Annual Meeting”) of PENN Entertainment, Inc. (“PENN”).

The participants in the proxy solicitation are currently anticipated to be HG Vora Capital Management, LLC (the “Investment Manager”), HG Vora Special Opportunities Master Fund, Ltd. (“Master Fund”), Downriver Series LP – Segregated Portfolio C (“Downriver”), Parag Vora (“Mr. Vora” and, collectively with Investment Manager, Master Fund and Downriver, “HG Vora”), Johnny Hartnett, Carlos Ruisanchez and William Clifford (collectively all of the foregoing, the “Participants”).

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As of the date hereof, (i) Master Fund directly owns 3,825,000 shares of common stock, par value $0.001 per share (the “Common Stock”), of PENN, including 100 shares of Common Stock as the record holder and (ii) Downriver directly owns 3,425,000 shares of Common Stock, including 100 shares of Common Stock as the record holder (collectively, the 7,250,000 shares of Common Stock owned by Master Fund and Downriver, the “HG Vora Shares”). The HG Vora Shares collectively represent approximately 4.80% of the outstanding shares of Common Stock, based on the 150,852,769 shares of Common Stock outstanding as of April 24, 2025, as disclosed by PENN on its proxy statement for the Annual Meeting. The Investment Manager is the investment manager of Master Fund and Downriver, each of which have delegated all investment and voting decisions to the Investment Manager. Mr. Vora is the manager of the Investment Manager and has authority over day-to-day operations and investment and voting decisions, including with respect to the HG Vora Shares, of the Investment Manager. Each of the Investment Manager and Mr. Vora may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the HG Vora Shares and indirect ownership thereof. Mr. Ruisanchez directly owns 3,150 shares of Common Stock. Neither Mr. Clifford nor Mr. Hartnett beneficially own any shares of Common Stock. Certain of the Participants are also from time to time party to certain derivative instruments that provide economic exposure to PENN’s Common Stock. All of the foregoing information is as of the date hereof unless otherwise disclosed.

Important Information and Where to Find It

HG VORA STRONGLY ADVISES ALL SHAREHOLDERS OF THE CORPORATION TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV. THE DEFINITIVE PROXY AND ACCOMPANYING PROXY CARD WILL ALSO BE FURNISHED TO SOME OR ALL OF THE COMPANY’S SHAREHOLDERS. SHAREHOLDERS MAY DIRECT A REQUEST TO THE PARTICIPANTS’ PROXY SOLICITOR, OKAPI PARTNERS LLC, 1212 AVENUE OF THE AMERICAS, 17TH FLOOR, NEW YORK, NEW YORK 10036 (SHAREHOLDERS CAN CALL TOLL-FREE: (877) 629-6355).

Contacts

Investors

Bruce Goldfarb/Chuck Garske

Okapi Partners

(877) 629-6355

Media

Jonathan Gasthalter/Nathaniel Garnick/Iain Hughes

Gasthalter & Co.

(212) 257-4170

1 “Publicly traded gaming peers” refer to the companies PENN used to benchmark its stock price performance in the Company’s Form 10-K for the fiscal year ended December 31, 2022 and include Boyd Gaming Corporation, Caesars Entertainment Inc., Las Vegas Sands Corp., MGM Resorts International, Red Rock Resorts, Inc., and Wynn Resorts, Ltd. Peer data refers to median.

2 Source: Bloomberg. Data as of April 25, 2025, the last trading day before PENN filed its Definitive Proxy Statement for the 2025 Annual Meeting of Shareholders.

3 Source: PENN Entertainment Definitive Proxy Statement, filed with the SEC on April 28, 2025 at page 82.

4 Source: FactSet. Data as of April 25, 2025, the last trading day before PENN filed its Definitive Proxy Statement for the 2025 Annual Meeting of Shareholders.

5 Source: Company filings. Includes 1) approximately $569 million in total consideration for the acquisition of Barstool Sports; 2) approximately $2.1 billion for the acquisition of Score Media and Gaming; 3) $550 million in warrants issued to ESPN; and 4) approximately $1.2 billion in Adjusted EBITDAR losses in the Interactive Segment since 2021.

6 Source: FactSet. Data as of April 25, 2025, the last trading day before PENN filed its Definitive Proxy Statement for the 2025 Annual Meeting of Shareholders.

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7 See PENN Entertainment Definitive Proxy Statement, filed with the SEC on April 28, 2025 at page 16 (“As a co-founder of an M&A advisory firm focused on the technology sector, Mr. Handler contributes to the Board deep strategic insights into the evolving industry landscape, expertise in effective risk oversight and the ability to identify strategic opportunities for PENN's omnichannel growth strategy.”)

8 Source: PENN Entertainment Press Release, August 5, 2021. See also Score Media and Gaming Press Release, July 13, 2021, noting that the company had generated CAD$6.4 million in revenue during the three months ended May 31, 2021 (i.e., approximately USD$5.3 million based on exchange rates at the time, or approximately USD$21.3 million on an annualized basis).

9 Per PENN Entertainment Press Releases dated January 29, 2020 and February 17, 2023, PENN paid approximately $163 million to acquire a 36% interest in Barstool Sports and $388 million to acquire the remaining interest.

10 See Todd Spangler, “Barstool Sports Founder Dave Portnoy Explains Breakup With Penn: ‘We Got Denied’ Gambling Licenses ‘Because of Me,’” Variety, August 9, 2023 (“’We got denied [gambling] licenses because of me, you name it,’ Portnoy said. ‘So the regulated industry [is] probably not the best place for Barstool Sports and the type of content we make.’”).

11 Source: PENN Entertainment Press Release, August 8, 2023. Amount includes cash payments of $1.5 billion plus the grant date fair value of warrants to purchase approximately 31.8 million in PENN common shares.

12 Source: The Walt Disney Company Q3 2023 Earnings Call (“And PENN, why PENN? Because PENN stepped up in a very aggressive way and made an offer to us that was better than any of the competitive offers by far.”).

13 During the Company’s Q2 2023 Earnings Call, Mr. Snowden noted that the Company was targeting market share for ESPN Bet that was “within the range that we provided here on Slide 9 in our investor presentation,” which was 10% to 20%.

14 Source: PENN Entertainment Q2 2023 Earnings Call.

15 Source: Eilers & Krejcik Gaming.

16 Source: Bloomberg and Company filings. Data based on a comparison of 2019 and 2024 financial results.

17 Source: PENN Entertainment Letter to Shareholders, filed with the SEC on April 28, 2025.

18 Id. (“[W]e anticipate each quarter of 2025 to deliver a lower loss sequentially throughout the year and our Interactive division to be profitable in 2026 and beyond.”).

19 Source: PENN Entertainment Q4 2020 Earnings Call (“I would assume that 2021 maybe as sort of breakeven-ish on the interactive side.”).

20 Source: PENN Entertainment Q2 2021 Earnings Call (“[W]e think we'll be probably breakeven from the Penn Interactive and theScore combination in 2022.”).

21 Source: PENN Entertainment Q3 2021 Earnings Call (“[P]rofitability is definitely going to be there in 2023, and it would be there in '22 if we weren't also going vertical on tech stack…”).

22 Source: PENN Entertainment Q4 2023 Earnings Call (“[W]e now expect the digital segment to inflect to roughly breakeven in 2025…”).

23 Source: FactSet. Data as of April 25, 2025, the last trading day before PENN filed its Definitive Proxy Statement for the 2025 Annual Meeting of Shareholders.

24 Source: PENN Definitive Proxy Statements for the 2021, 2022, 2023, 2024 and 2025 Annual Meetings of Shareholders. Mr. Snowden’s pay based on the amount disclosed in the Company’s Summary Compensation Table.

25 Source: Company filings. “Peers” refers to the Company’s “2024 Compensation Peer Group” as disclosed in its Definitive Proxy Statement, filed with the SEC on April 28, 2025, which includes Boyd Gaming Corporation, Caesars Entertainment Inc., DraftKings, Inc., Electronic Arts Inc., Las Vegas Sands Corp., Lions Gate Entertainment Corp., Live Nation Entertainment, Inc., MGM Resorts International, Red Rock Resorts, Inc., Roku, Inc., SiriusXM Holdings Inc. and Wynn Resorts, Limited.

26 Source: Bloomberg. “Publicly traded gaming peers” refer to the companies PENN used to benchmark its stock price performance in the Company’s Form 10-K for the fiscal year ended December 31, 2022 and include Boyd Gaming Corporation, Caesars Entertainment Inc., Las Vegas Sands Corp., MGM Resorts International, Red Rock Resorts, Inc., and Wynn Resorts, Ltd. Peer data refers to median.

27 Source: Institutional Shareholder Services Proxy Research Report, May 16, 2024.

28 Source: PENN Entertainment Letter to Shareholders, filed with the SEC on April 28, 2025.

29 Source: FactSet.

30 Source: Oakmark Funds First Quarter Report, December 31, 2015 (“GLPI is run by CEO Peter Carlino and CFO Bill Clifford—two proven value creators.”).

31 Source: FactSet. Based on annualized total shareholder returns from July 30, 2001 to October 31, 2013. “Publicly traded gaming peers” refer to the companies PENN used to benchmark its stock price performance in the Company’s Form 10-K for the fiscal year ended December 31, 2022 and include Boyd Gaming Corporation, Caesars Entertainment Inc., Las Vegas Sands Corp., MGM Resorts International and Wynn Resorts, Ltd. (Red Rock Resorts omitted because it was not publicly traded during Mr. Clifford’s tenure.) Peer data refers to median.

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